Exhibit 99.1

South Hertfordshire United Kingdom Fund, Ltd.

Media House, Bartley Wood Business Park, Hook,

Hampshire, RG27 9UP, England

February 17, 2011

Dear Unitholder of South Hertfordshire United Kingdom Fund, Ltd.:

Re:                             Proposed Sale of Assets by the Partnership and Dissolution of the Partnership

Mini-Tender Offer by MacKenzie Patterson Fuller, LP

Proposed Sale of Assets by the Partnership and Subsequent Dissolution of the Partnership

South Hertfordshire United Kingdom Fund, Ltd. (“the Partnership”) has agreed to sell all of its shares of ntl (South Hertfordshire) Limited (“ntl South Herts”) to ntl (B) Limited for £14,293,000 in cash.  These shares, which represent a 2/3rds interest in ntl South Herts, are the sole assets of the Partnership.  The sale is subject to approval by the Partnership’s unaffiliated unitholders.  If the sale is approved, the Partnership will be dissolved in accordance with the terms of the Partnership Agreement.

ntl (B) Limited is an indirect wholly owned subsidiary of Virgin Media Inc. and an affiliate of the General Partner of the Partnership.  ntl (B) Limited currently owns the remaining 1/3rd interest in ntl South Herts.

The sale price of £14,293,000 for the shares of ntl South Herts represents the average of three separate independent appraisals of the fair market value of the shares.

The General Partner of the Partnership has estimated that unitholders will receive an initial distribution of $300 per unit (assuming an exchange rate of approximately $1.60 = £1, which is the approximate exchange rate currently) if the sale of the shares of ntl South Herts by the Partnership is approved by unitholders and the Partnership is dissolved.  The dissolution of the Partnership would commence promptly following approval and completion of the sale of the shares.

The General Partner will call a special meeting of unitholders to consider and vote on a proposal to approve the Partnership’s sale of the shares of ntl South Herts.  In order for the sale to go forward, it must be approved by unitholders (other than the General Partner or its affiliates) holding a majority of the outstanding Partnership units and certain other conditions must be met.

The Partnership filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2011, which may be accessed for free at the SEC’s website at www.sec.gov.  Unitholders are urged to wait for, and read, the definitive proxy statement and other relevant materials when they become available.

Mini-Tender Offer by MacKenzie Patterson Fuller, LP

Following the filing by the Partnership of its preliminary proxy statement with the SEC relating to the proposed sale of the Partnership’s assets, the General Partner and the Partnership were notified of an unsolicited “mini-tender” offer by MacKenzie Patterson Fuller, LP (“MacKenzie Patterson”) to purchase up to 1,127 units, or approximately 1.9% of the Partnership’s units, for a price of $150 per unit.

The SEC has previously cautioned investors about mini-tender offers.  The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The General Partner and the Partnership have determined to make no recommendation concerning MacKenzie Patterson’s mini-tender offer since the proposed sale of the shares of ntl South Herts by the Partnership described above is to an affiliate of the General Partner.  However, the

General Partner suggests that unitholders take account of the following when considering whether or not to tender their units to MacKenzie Patterson:

•                  The MacKenzie Patterson offer price of $150 per unit is only 50% of the $300 per unit initial distribution that the General Partner has estimated unitholders would receive if the proposed sale of the shares of ntl South Herts is approved by unitholders and the Partnership is dissolved.  Additionally, the General Partner estimates that there will be a further distribution upon the final liquidation of the Partnership.  While the estimates by the General Partner are subject to certain uncertainties and contingencies as further discussed below, we estimate that the amounts of these distributions will substantially exceed the amount offered by MacKenzie Patterson.

•                  MacKenzie Patterson has only offered to purchase 1.9% of the Partnership’s units.  Consequently, there is no assurance that MacKenzie Patterson will purchase your units should you tender them.

•                  It is unclear when you will be paid for your units if you tender them to MacKenzie Patterson, even if they accept them.  If you tender your units to MacKenzie Patterson you will have no right to withdraw them, even if MacKenzie Patterson extends its offer.  The earliest the offer expires is March 11, 2011 and MacKenzie Patterson may extend its offer until as late as May 10, 2011.  MacKenzie Patterson will not pay anything until its offer closes and the transfer of the units is effective.

•                  Furthermore, because you will have no withdrawal rights, you will lose control of your units for the duration of the offer, even if your units ultimately are not purchased by MacKenzie Patterson.  MacKenzie Patterson has offered to purchase only 1.9% of the Partnership units outstanding.  In addition, at the time you are asked to vote on the Partnership’s sale of the shares of ntl South Herts, you may not know whether or not your units will be purchased by MacKenzie Patterson.

•                  Additionally, you also will be agreeing to arbitrate any disputes that you have with MacKenzie Patterson in California.

MacKenzie Patterson has made similar mini-tender offers for units of other partnerships. Mini-tender offers are designed to seek to acquire less than 5 percent of a company’s outstanding shares or units, thereby avoiding many disclosure and procedural requirements of the SEC that apply to offers for more than 5 percent of a company’s outstanding shares or units.  As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.

The General Partner encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD Notice to Members 99-53 issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at www.finra.org/web/groups/industry/@ip/@reg/@notice/documents/notices/p004221.pdf.

Estimates and Appraisals Related to the Proposed Sale of the Partnership’s Assets

As described above, the General Partner has estimated that unitholders will receive an initial distribution of $300 per unit assuming that the sale of the Partnership’s interest in ntl South Herts is approved by the unitholders and completed.  The General Partner’s estimate of this amount is based on various assumptions that are more fully described in the preliminary proxy statement filed by the Partnership with the SEC on February 1, 2011.

The appraisal process discussed above is more fully described in the preliminary proxy statement that the Partnership has filed with the SEC.  In addition, copies of the reports of the three independent appraisals were filed as exhibits to the Schedule 13E-3 filed by the Partnership with the SEC on February 1, 2011 and may be accessed for free at the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

This letter may be deemed to be solicitation material in connection with the proposed vote by unitholders on the sale of the shares of ntl South Herts.  On February 1, 2011, the Partnership filed with the SEC a preliminary proxy statement that is subject to completion.  When completed, the Partnership will file a definitive proxy statement with the SEC relating to the solicitation of proxies to vote at a special meeting of unitholders to be called by the General Partner to consider and vote on a proposal to approve the Partnership’s sale of the shares of ntl South Herts.  The definitive proxy statement (including as annexes thereto, the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report on Form 10-K”), filed with the SEC on March 17, 2010, and the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Quarterly Report on Form 10-Q”), filed with the SEC on November 10, 2010) and a form of proxy will be mailed to the unitholders of the Partnership in advance of the special meeting. The unitholders of the Partnership are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Partnership’s proposed sale of the shares of ntl South Herts.

Unitholders may also obtain any of these documents for free when they become available at the SEC’s website at www.sec.gov.  The definitive proxy statement (including as annexes thereto, the Partnership’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) to be filed by the Partnership and mailed to unitholders in connection with the proposed sale of the shares of ntl South Herts will contain additional instructions on where to obtain further information.  This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval in connection with the Partnership’s proposed sale of the shares of ntl South Herts.

Participants in the Solicitation

The Partnership, the General Partner and the directors, management and certain employees of the General Partner may be deemed to be participants in the solicitation of proxies in respect of the Partnership’s proposed sale of the shares of ntl South Herts. Information regarding these parties and their interests in the proposed sale is set forth in the preliminary proxy statement filed by the Partnership with the SEC on February 1, 2011, which is subject to completion, and will be set forth in the definitive proxy statement (including as annexes thereto, the Partnership’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) to be filed by the Partnership and mailed to unitholders in connection with the proposed sale.  You should be aware that the General Partner, its directors and management, and their affiliates have interests in the sale of the shares of ntl South Herts that are different from, or in addition to, the interests of the Partnership’s unitholders generally, as more fully described in the preliminary proxy statement that the Partnership has filed with the SEC.

Forward-Looking Statements

This letter contains forward-looking statements. These forward-looking statements include statements that reflect the current views of the General Partner and the Partnership as to their plans, objectives, and the potential completion, timing and effects of the sale of shares of ntl South Herts and the dissolution of the Partnership and other information relating to the sale of shares of ntl South Herts, the dissolution of the Partnership and potential distributions to unitholders.  These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “strategy,” “will” and “continue” or similar words. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These statements are based on the current expectations of management of the Partnership and the General Partner.  There are a number of risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking statements included in this letter, including: the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement governing the sale of the shares of ntl South Herts; the outcome of any legal proceedings that may be instituted against the Partnership or others relating to the sale of the shares of ntl South Herts and the dissolution of the Partnership; the inability to complete the sale of the shares of ntl South Herts due to the failure to obtain unitholder approval or the termination of the purchase agreement governing the sale of the shares of ntl South Herts by ntl (B) Limited or the Partnership in accordance with its terms; the failure of the sale of the shares of ntl South Herts to close for any other reason; the effect of the announcement of the sale of the shares of ntl South Herts on the Partnership’s customer and business relationships, operating results and business generally; the actual amount of the costs, fees, expenses and charges incurred prior to or in connection with the dissolution and winding up of the Partnership; the amount of the General Partner’s capital account deficit; the exchange rate between the U.S. dollar and the U.K. pound at the time the remaining proceeds of the sale of the shares of ntl South Herts are exchanged into U.S. dollars; unforeseen events and circumstances that require the General Partner to alter the plans and procedures expected to be carried out to complete the dissolution and winding up of the Partnership and the distribution to unitholders of proceeds of the sale of the shares of ntl South Herts; circumstances or events that in the judgment of the General Partner would increase the amount of potential liabilities (or the likelihood of their realization) of the Partnership following the dissolution of the Partnership, requiring additional Partnership funds to be held in reserve for payment of contingencies and reducing the amount of the initial distribution to unitholders; the realization of previously contingent and unforeseen liabilities or other expenses after the dissolution of the Partnership, requiring payments out of funds held in reserve for the payment of contingencies and reducing any potential subsequent distributions to unitholders; and other risks detailed in the Partnership’s Annual Report on Form 10-K, the Partnership’s Quarterly Report on Form 10-Q, the preliminary proxy statement filed by the Partnership with the SEC on February 1, 2011 and the definitive proxy statement to be completed and mailed to unitholders in connection with the special meeting.  These forward-looking statements speak only as of the date on which the statements were made, and the Partnership and the General Partner undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.